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                                                                    EXHIBIT 11.1

                             IONA TECHNOLOGIES PLC

                      CODE OF BUSINESS CONDUCT AND ETHICS

                            A MESSAGE FROM THE BOARD

            At IONA Technologies PLC (the "Company"), we believe that conducting business ethically is critical to our long-term success. Ethics, integrity, and honesty are the core of the Company's values and the foundations upon which we build our reputation and our competitive excellence.

            We expect every director, officer, and employee to practice the highest standards of conduct in every business relationship - within the Company and with our customers, business partners, and competitors.

            It is important that each officer, director and employee of the Company clearly understands and abides by the Company's commitment to ethics, integrity, and honesty. We must comply with applicable laws, rules and regulations in all aspects of our operations. Our steadfast commitment to the highest professional standards is also essential to our continued success.

            To that end, the Board of Directors of the Company has adopted this Code of Business Conduct and Ethics.

                                  INTRODUCTION

            This Code of Business Conduct and Ethics (the "Code") applies to all directors, officers, and employees of the Company and its subsidiaries. The Company has issued this Code to deter wrongdoing and to promote:

- honest and ethical conduct by everyone associated with the Company, including the ethical handling of actual or apparent conflicts of interest;

- full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company submits to the United States Securities and Exchange Commission ("SEC"), the Irish Stock Exchange, other regulatory bodies, and in the Company's other public communications;

-     compliance with applicable governmental laws, rules, and regulations;

- the prompt internal reporting of any violations of this Code to the appropriate person at the Company; and

-     accountability for adherence to the Code.

            The effectiveness of this Code depends in part on the cooperation of all directors, officers, and employees in promptly disclosing to the designated persons within the Company any conduct believed to violate the standards described in this Code. The Company has established procedures to ensure that you may report any suspected violations, anonymously if you so wish (discussed in "Reporting and Enforcement Mechanisms" below). The Company expressly prohibits retaliation of any kind against anyone who in good faith reports suspected misconduct.

            The Company seeks to foster a culture of compliance with applicable laws, rules, and regulations and the highest standards of business conduct. Everyone at the Company shall promote this culture of compliance. Suspected violations of this Code or applicable laws, rules or regulation must be reported, and the Company will take appropriate steps to investigate them internally. Violators shall be subject to discipline in accordance with the Company's disciplinary policies, as deemed appropriate by the Company in its sole discretion.

            This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. This Code creates no contractual rights. If you have any questions about the provisions of this Code, or about how you should conduct yourself in a particular situation, you should consult your manager; the Company's Compliance Officer, whose identity is posted at all times on the Company's main internal website home page; or a member of the Company's Law Department.
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                              STANDARDS OF CONDUCT

            You must ensure that any financial, business, or other activities in which you are involved outside the workplace are free of conflicts with your responsibilities to the Company. A "conflict of interest" may occur when your private interest in any way interferes - or even appears to interfere - with the interests of the Company. A conflict situation can arise when a person has interests that may impair the objective performance of his or her duties to the Company. Conflicts of interest may also arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position in the Company.

            You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in the Company's best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

- using Company assets, intellectual property, or other resources for personal gain;

- accepting anything of more than nominal value - such as gifts, discounts, or compensation - from an individual or entity that does or seeks to do business with the Company;

- employment by or acting independently as a consultant to a Company competitor, customer, or supplier;

- directing Company business to any entity in which an employee or close family member has a substantial interest;

- owning, or owning a substantial interest in, any Company competitor, customer, or supplier; and

- any Company loan to any employee, officer, or director, or Company guarantee of any personal obligation.

            Directors and officers shall disclose any actual or apparent conflict situation to the Compliance Officer and the Nominating and Corporate Governance Committee (see "Reporting and Enforcement Mechanisms" below). Employees who are not officers shall disclose all such situations of which they are aware to an appropriate manager, or to the Compliance Officer. All managers who receive such reports must forward them promptly to the Compliance Officer.

            Members of the Company's Board of Directors must obtain approval from the Nominating and Corporate Governance Committee before accepting any position as an officer or director of any outside business concern.

            The Company's officers and employees must obtain necessary approvals before accepting (i) any position as an officer or director of an outside business concern, or (ii) any position as an officer or director of a not-for-profit entity if there is or may be a Company business relationship with the entity or an expectation of financial or other support from the Company. The Company's officers must obtain such approvals from the Nominating and Corporate Governance Committee; other employees must obtain such approvals from the Compliance Officer.

            Directors, officers and employees who have obtained such approvals must promptly notify the appropriate persons specified above in the event of any change in the nature of such business concern's or entity's relationship with the Company or if such concern or entity later becomes a competitor of the Company.

            CORPORATE OPPORTUNITIES

            You owe a duty to the Company to advance its legitimate interests. Thus you may not (i) take for yourself corporate opportunities that are discovered through the use of Company property, information or position, without first offering such opportunities to the Company; (ii) use corporate property, information, or position for personal gain; or (iii) compete with the Company.

            The Company's directors and officers must adhere to their fundamental duties of good faith, due care, and loyalty owed to all shareholders, and to act at all times with the Company's and its shareholders' best interests in mind.
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            CONFIDENTIALITY

            You must maintain the confidentiality of sensitive business, technical, or other information entrusted to you by the Company, its customers, or business partners, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers, or business partners if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company.

            FAIR DEALING

            You must act fairly, honestly, and in good faith in any dealings on behalf of the Company with any of its customers, suppliers, competitors, employees, and all others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

            PROTECTION AND PROPER USE OF COMPANY ASSETS

            You must protect and seek to ensure the efficient use of Company assets. You should protect against the improper disclosure, theft, or misuse of the Company's intellectual and physical property.

            Company assets should be used only for the Company's legitimate business purposes. The content of the Company's electronic communication infrastructure (e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and the Company can access and monitor it at any time without notice.

            COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

            The Company is committed to compliance with applicable laws, rules, and regulations. The Company also maintains separate, policies regarding such matters as insider trading, fair employment practices, and sexual harassment that can be obtained through the Company Compliance Officer.

            Each and every director, officer, and employee must comply with the law. Questions or concerns about compliance issues should be raised by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

            FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURES

            The Company strives to ensure that all records and financial reports are accurate, complete, understandable, and not misleading. The Company is committed to complying with applicable laws requiring the fair and timely disclosure of material information and ensuring the accuracy of publicly disseminated information. To that end, the Company maintains internal controls and procedures designed to provide reasonable assurance of the safeguarding and proper management of the Company's assets; the reliability of its financial reporting in compliance with generally accepted accounting principles; and compliance with applicable laws and regulations. The Company is committed to maintaining disclosure controls and procedures designed to ensure that financial and non-financial information is collected, analyzed, and timely reported in full compliance with applicable law.

            If you obtain information causing you to believe that the Company's books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you must report the matter directly by any of the means indicated under "Reporting and Enforcement Mechanisms" below.

                      REPORTING AND ENFORCEMENT MECHANISMS

            Among your most important responsibilities in this Company are the obligations to (1) comply with this Code and all applicable laws, rules, and regulations, and (2) promptly report any situation or conduct you believe may constitute a possible violation of the Code or the law.
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            If you should learn of a potential or suspected violation of the
Code, you have an obligation to report promptly the relevant information to one of the persons listed below. You may address questions about ethics issues and raise any concerns about a possible violation of the Code or applicable law to:

-     a manager;

-     the Company Compliance Officer; and/or

-     a member of the Company's Law Department.

            Frequently, a manager will be in the best position to resolve the issue quickly. However, you may also raise any question or concern with any of the other persons listed above. You may do so orally or in writing and, if preferred, anonymously (via the anonymous reporting mechanism located on the Company's main internal website home page).

            If the issue or concern relates to the internal accounting controls of the Company or any auditing matter, you may report it anonymously to any member of the Audit Committee or the Compliance Officer, pursuant to the procedures established by the Audit Committee (also via the anonymous reporting mechanism located on the Company's main internal website home page).

                           POLICY AGAINST RETALIATION

            The Company will not tolerate retaliation in any form against any person who in good faith reports suspected violations of the Code or any laws, rules or regulations, voices other ethical concerns, or who is involved on the Company's behalf in investigating or helping to resolve any such issue. Anyone found to have retaliated against another employee for any such conduct may be subject to discipline in accordance with the Company's disciplinary policies. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the Compliance Officer, the Human Resources Department, or to a member of the Company's Law Department.

                            PENALTIES FOR VIOLATIONS

            The Company is committed to taking prompt and consistent action in response to violations of this Code. Any director, officer or employee of the Company who violates the Code is subject to disciplinary action in accordance with the Company's disciplinary policies. The Company will promptly investigate reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities.

                               WAIVER/AMENDMENTS

            Only the Board of Directors may waive application of or amend any provision of this Code. A request for such a waiver should be submitted in writing to the Board of Directors, or a Committee of the Board of Directors designated for this purpose, for its consideration. The Board of Directors will promptly disclose to investors, by means of a filing with the SEC not later than the next periodic report of the Company on Form 20-F (or, if ever applicable, on Form 8-K, Form 10-K or Form 10-Q, as required) of the Company, all substantive amendments to the Code as well as all waivers of the Code granted to directors or officers, including the reasons for such waivers.
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                             IONA TECHNOLOGIES PLC

                 RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

      I have received a copy of the Company's Code of Business Conduct and Ethics (the "Code") and acknowledge I have read and understand its contents. I understand my obligation to comply with this Code and with the law, and my obligation to report to appropriate personnel within the Company any and all suspected violations of this Code or of applicable laws, rules, or regulations. I understand that the Company expressly prohibits any director, officer, or employee from retaliating against any other such person for reporting suspected violations of the Code or of any laws, rules or regulations. I am familiar with all the resources that are available if I have questions about specific conduct, Company policies, or applicable laws, rules, or regulations.

      If I am an employee, I further understand that nothing contained in this Code may be construed as creating a promise of future benefits or a binding contract with the Company for employment, benefits or for any other purpose.



Printed Name: ______________________________________________


Signature: _________________________________________________


Position: __________________________________________________


Date: ______________________________________________________



Please sign and date this receipt and return it to the Compliance Officer.